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                             Eaton Corporation
                      1994 Annual Report on Form 10-K
                                 Item 14(c)
                                 Exhibit 11
                Computations of Net Income per Common Share




                                                  Year ended December 31
                                               ----------------------------
(Millions except for per share amounts)         1994       1993       1992
                                               ------     ------     ------

Average number of Common Shares outstanding     75.6       69.8       68.9

Income before extraordinary item and
  cumulative effect of accounting changes     $  333     $  180     $  140
Per share amount                                4.40       2.57       2.03
                                              =======    =======    =======

Extraordinary item                                       $   (7)
Per share amount                                           (.10)
                                                         =======

Cumulative effect of accounting changes
  Postretirement benefits other than pensions                       $ (274)
  Per share amount                                                   (3.97)
                                                                    =======
  Income taxes                                                      $    6
  Per share amount                                                     .09
                                                                    =======

Net income (loss)                             $  333     $  173     $ (128)
Per share amount                                4.40       2.47      (1.85)
                                              =======    =======    =======






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